EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Form 8-K/A dated June 12, 2020 amending the Original 8-K filed on April 6, 2020 of BancPlus Corporation and to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-237427 and 333-239035) of our report dated March 10, 2020, with respect to the consolidated financial statements as of December 31, 2019 and 2018 and for the years then ended of State Capital Corporation and its subsidiaries.

/s/ Postlethwaite & Netterville

Baton Rouge, Louisiana

June 12, 2020